Exhibit (a)(1)(N)

[Form of Reminder Communication to Eligible Employees Regarding Expiration Date - Cash]

Office Depot, Inc. (the “Company”) is conducting a one-time voluntary opportunity to surrender eligible outstanding stock options with exercise prices significantly higher than the current market price of the Company’s common stock in exchange for the cash value of fewer new stock options with a lower exercise price (the “Exchange Offer”). On Monday, May 10, 2010, the Company distributed to you materials indicating your eligibility to participate in the Exchange Offer (“May 10 Exchange Offer Materials”). If you have a Company email account, you should have received your May 10 Exchange Offer Materials via your Company email account. If you do not have a Company email account, you should have received your May 10 Exchange Offer Materials at your home address on record with the Company.

If you are interested in participating in the Exchange Offer and have not already submitted your Employee Election Form to the Company, this notice is to remind you that you have until 12:01 a.m., Eastern Time on Tuesday, June 8, 2010, unless this deadline is extended by the Company, to make your election, election modification or withdrawal under the Exchange Offer by submitting a completed and signed Employee Election Form, Election Modification Form, or Election Withdrawal Form, as applicable. If the deadline is extended, the Company will provide appropriate notice of the extension and the new deadline to you via email, if applicable, and posting at www.officedepot.com/options no later than 9:00 a.m. Eastern Time on Tuesday, June 8, 2010.

WHETHER OR NOT TO PARTICIPATE IN THE EXCHANGE OFFER IS COMPLETELY YOUR DECISION. If you choose not to participate, no action is required; however, the Company requests that you complete and submit your Employee Election Form indicating your decision not to participate in the Exchange Offer in order to help ensure that all elections are accurately tallied. If you elect not to participate, you will simply keep your outstanding eligible stock options with their current terms and conditions. However, please note that if you do not participate and you have any eligible options which have a “Grant Type” of Incentive Stock Options (“ISOs”), your holding period for such options may be impacted. Please review the Offer to Exchange distributed to you in the May 10 Exchange Offer Materials.

On Saturday, June 5, 2010, prior to the close of the Exchange Offer period, the Company will post the final exchange ratios. You will be permitted to modify any elections you have made previously with respect to the Exchange Offer or elect to withdraw from the Exchange Offer altogether if you so choose at any time prior to the Expiration Date. You can use the final exchange ratios to calculate the cash payment that you would be eligible to receive. Your final elections must be received by 12:01 a.m., Eastern Time on Tuesday, June 8, 2010, unless this deadline is extended by the Company. The expiration deadline will be strictly enforced.

You may access the final exchange ratios by logging into www.officedepot.com/options, using the password provided to you in the Employee Election Form, and following the instructions on the website. The Company will make computer and Internet access available at all office and retail locations to any eligible employee who does not have Internet access. The final exchange ratios will also be filed with the Securities Exchange Commission (“SEC”) under a Schedule TO-I/A no later than 8:00 a.m. Monday, June 7, 2010. You may obtain a copy of the Schedule TO-I/A at the Company’s investor relations website at www.investor.officedepot.com, or www.sec.gov. The Company’s investor relations website has a function that you can sign up for that will send an alert to you when the Company files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting the Company’s Investor Relations Department at 6600 North Military Trail, Boca Raton, FL 33496. IF AFTER REVIEWING THE FINAL EXCHANGE RATIOS, YOU CHOOSE NOT TO MODIFY ANY ELECTIONS YOU HAVE MADE PREVIOUSLY, YOU DO NOT HAVE TO TAKE ANY FURTHER ACTION.

Instructions on how to make your elections are included on your Employee Election Form, Election Modification Form, and Election Withdrawal Form, as applicable, which were distributed to you in the May 10 Exchange Offer Materials. If you have any additional questions about the Exchange Offer, please review the Offer to Exchange document, which was also included in the May 10 Exchange Offer Materials or contact Office Depot Employee Services during normal hours of operation (i.e., 8:00 a.m. to 5:30 p.m. Eastern Time, Monday through Friday) at 1-888-954-4636, option #3 or internationally at 1-561-438-3604. Copies of non-individualized materials included in the May 10 Exchange Offer Materials are posted at www.officedepot.com/options.

Sincerely,
Daisy Vanderlinde
EVP Human Resources